ELEVENTH AMENDMENT AND JOINDER

dated as of November 1, 2011 to the

PARTICIPATION AGREEMENT

dated as of June 8, 1999 among

PRINCIPAL LIFE INSURANCE COMPANY (“Life Company”), PRINCOR FINANCIAL SERVICES CORPORATION (“Underwriter”), and AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS) (“AVIF”) (together with the Schedules, as amended from time to time, the “Agreement”).

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Eleventh Amendment and Joinder (this “Amendment”).

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.	Amendment of the Agreement
(a)	Joinder. Principal National Life Insurance Company shall be an additional party to the Agreement as of the date of this Amendment. All references in the Agreement to “Life Company” shall mean Principal National Life Insurance Company and/or Principal Life Insurance Company, as applicable.
(b)	Consent. Principal National Life Insurance Company agrees to be bound by all of the terms, provisions and conditions contained in the Agreement as of the date of this Amendment.
(c)	Notices. Section 9 of the Agreement is amended by adding contact information for Principal National Life Insurance Company and changing the contact information for Principal Life Insurance Company as follows:

Principal Life Insurance Company

711 High Street Des Moines, IA 50392 Facsimile: (866) 496-6527

Attn: Charles Schneider, Counsel, or Variable Life Counsel

Principal National Life Insurance Company

711 High Street Des Moines, IA 50392 Facsimile: (866) 496-6527

Attn: Charles Schneider, Counsel, or Variable Life Counsel

2. Representations

Each party represents to the other party in respect of the Agreement, as amended pursuant to this Amendment, that all representations made by it pursuant to the Agreement are true and accurate as of the date of this Amendment.

3.	Miscellaneous
(a)	Entire Agreement; Restatement.
	(i)	This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.
	(ii)	Except for any amendment to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.
(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by
	this	Amendment will be effective unless made in accordance with the terms of the Agreement.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by
	facsimile	transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are
	not	to affect the construction of or to be taken into consideration in interpreting this Amendment.

     IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified first on the first page of this Amendment.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE

FUNDS) INVESCO INVESTMENT SERVICES, INC.

By: Name: Its:

PRINCOR FINANCIAL SERVICES CORPORATION

By: /s/ Michael J. Beer Name: Michael J. Beer Its: President

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: Name: Its:	/s/ Sara Wiener Sara Wiener Sara Wiener – Director Life Product Management

PRINCIPAL LIFE INSURANCE COMPANY

By: Name: Its:	/s/ Sara Wiener Sara Wiener Sara Wiener – Director Life Product Management